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                    W. R. Berkley Corporation Conference Call

DATE:               February 6, 2001

SPEAKERS:           W. R. Berkley, Chairman/CEO

E.                  G. Ballard, Sr. VP/CFO/Treasurer

TOPIC:              Quarterly Conference Call

     OPERATOR: Good morning and welcome, ladies and gentlemen, to the W. R. Berkley Corporation Quarterly Conference Call. At this time, I would like to inform you that this conference is being recorded for rebroadcast and that all participants are in a "listen-only" mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

     I will now turn the conference over to Mr. William Berkley, chairman and chief executive officer. Please go ahead, sir.

     WILLIAM BERKLEY: Okay. Before we start, we just want to read our normal warning to everyone that we're only guessing what the future may hold.

     IRA LEDERMAN: This is the "Safe Harbor" Statement made under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements made during this Webcast, including those related to the Company's performance for the year 2001 and beyond, are based upon the Company's historical performance and on our current plans, estimates and expectations. They are subject to various risks and uncertainties including but not limited to the cyclical nature of the property casualty industry, the long-term and potentially volatile nature of the reinsurance business, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company's retention, catastrophe and storm losses, legislative and regulatory developments, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

     These risks could cause the company's actual results for the year 2001 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. Forward-looking statements speak only as of the date on which they were made, and the company undertakes no obligation to update them publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

     WILLIAM BERKLEY: First of all, I'd like to just start by explaining that we announced our earnings substantially earlier than we expected for several reasons. First of all, there were a



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number of rumors abounding about people suggesting we were going to have charge-offs or something else. Second of all, there are various discussions going on about both financings and acquisitions - and having a delayed earning release would have an adverse impact. While none of those things are here and now at this moment, they've all been under various discussions, and we can't say exactly when they may or may not arise.

     First of all, we were satisfied with our results for the year and the fourth quarter. They were generally in line with our expectation. We think that the results speak well for what we would anticipate for 2001.

     I think, in general, a few comments about our results. Generally 1999 and prior results were worse than most people anticipated in the industry and for us, which had an adverse impact on this year's results. This year, our GAAP combined ratio was 107.2. We had expected it to be a little bit better, but, in fact, we still were able to hit our targets because of other things working out better than anticipated, primarily investment income being a little better than we thought and our expenses being a little lower than we thought.

     When we look at the year, the same improvements that we saw in 2000, we expect to continue into 2001, but we think there'll be some other things happening. The biggest change was no charge-off on our reserves, and that really made the biggest difference. Gene is going to talk about some of the operating results. The improvement was driven by the regional business. We would expect that in 2001 we'll start to see more across-the-board improvements in the specialty lines, as well as in the alternative markets.

     We are enthusiastic about where pricing is going. We would expect double-digit price increases through this year, and we would expect that to continue for some time in the future. At this point, we would think that the 2001 year will be substantially better than last year, and we're extremely enthusiastic about next year. Volume is generally strong. Our retention levels are keeping up with historic levels, and we're currently seeing price increases of a higher magnitude than we might have anticipated.

     I'm going to let Gene talk now about our financial statements. Then I'll try and talk a little bit about each operating unit briefly, and then open for questions.

     GENE BALLARD: Thanks, Bill. I'm going to review the financial information on pages four, five and six of the earnings release. To begin with, operating income for the fourth quarter of 2000 was $.53 per fully diluted share. That compares with a fourth quarter 1999 operating loss of $.11 per share before the effect of the regional reserve strengthening. The 1999 operating loss per share after the regional reserve strengthening was $1.50. The earnings improvement in 2000 reflects the impact of price increases, higher investment income and lower operating expenses.

     Net premiums written increased 15 percent to $394 million for the fourth quarter of 2000, from $342 million for 1999. The increase was due to significant growth in the specialty, alternative markets and international segments as a result of both price increases and new business. Regional and reinsurance premiums each decreased by one percent as price increases


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were more than offset by a decline in policy counts. Premiums for the
Facultative Reinsurance Division, which has experienced some of the largest price increases in the company, increased by 32 percent in the fourth quarter. Insurance prices continue to increase in all of our business segments, and the average price increase for renewal policies exceeded 10 percent again in the fourth quarter.

     Net investment income increased 27 percent to $57 million for the fourth quarter of 2000, from $45 million for 1999. The increase was due to a change in asset allocation and an increase in the average yields. We increased our allocation to the merger arbitrage account during the year by approximately $90 million, and we also shifted a portion of our fixed income portfolio from tax-exempt securities to taxable securities.

     The average annualized pre-tax return on the equity portfolio was almost 13 percent during the fourth quarter of 2000, compared with 7 percent in 1999 due to better returns from the merger arbitrage account.

     The average pre-tax yield on the fixed income portfolio was 7 percent in 2000, compared to 6 percent in 1999, due to the shift from tax-exempt to taxable bonds.

     Realized gains were approximately $7 million for the fourth quarter of 2000, compared with realized losses of $4 million in 1999. The gains in 2000 were a result of common stock transactions.

     Management fee revenues were approximately $17 million for the fourth quarter of both years. For the full year, management fees decreased approximately $4 million. This decrease was the result of the sale of an agency business in the second quarter of 2000. Continuing fees for the other businesses were up slightly.

     Consolidated revenues increased 14 percent for the fourth quarter of 2000 to $480 million.

     Loss and loss adjustment expenses decreased 9 percent to $291 million, and the statutory loss ratio decreased by 16 points. Of this, 15 points was attributable to the regional reserve strengthening in 1999.

     Pre-tax storm losses were approximately $5 million for both 2000 and 1999 and added a little over a point to the loss ratio for both years in the fourth quarter. On an after-tax basis, storm losses reduced operating income by 13 cents per share for the fourth quarter of 2000, compared to 14 cents per share for 1999. During the year net loss reserves increased by $114 million, and the paid-to-incurred loss ratio was approximately 90 percent.

     Other operating costs and expenses decreased three percent to $152 million in the fourth quarter of 2000. The decrease reflects lower expenses for the service companies, in part, due to the sale of the agency business, as well as lower expenses for the insurance companies. The statutory expense ratio decreased to 31.6 percent in the fourth quarter as a result of higher premium volume and lower expense accruals. For the full year, the statutory expense ratio


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decreased two points to 33-1/2 percent, primarily due to the expense savings resulting from the regional restructuring.

     Interest expense decreased approximately $1 million to $11.6 million in the fourth quarter of 2000, due primarily to the repayment of about $50 million of long-term and short-term debt during the year.

     After deducting taxes and minority interest, net income was $0.68 per share for the fourth quarter, compared with a loss of $1.59 per share for 1999. Operating income, which excludes realized gains and other nonrecurring items, was $14 million, or $0.53 per share, for the fourth quarter 2000.

     The operating results by segment are presented on page five of the earnings release. Overall, the insurance segments reported pre-tax operating income of $36 million for the fourth quarter of 2000, compared with a loss of $47 million for 1999.

     Operating income improved in every segment. Regional income improved by $65 million, including $55 million attributable to the reserve strengthening in '99. Reinsurance improved by $8 million, Specialty by $7 million, Alternative markets by $2 million and International by $1 million. The improvement reflects the positive effect of price increases across all segments, as well as the additional investment income and lower operating expenses.

     The overall statutory combined ratio was 104.2 for the fourth quarter and
107.0 for the full year.

     Finally, the year-end balance sheet information is presented on page six.

     Common stockholders' equity increased $89 million during the year to $681 million at December 31, 2000. The increase reflects unrealized investment gains of approximately $64 million after tax, plus net income of approximately $36 million for the year. There were 25.7 million shares outstanding at December 31, 2000, and the book value per share was $26.54.

     WILLIAM BERKLEY: Let me try to quickly go through our operating units.

     I'll start with International. We are pleased with where our International units are operating. In Argentina, we've made great progress. We're delivering returns well over 15 percent. All our businesses are growing. We're one of the top 15 companies in the country on a consolidated life and P&C basis, and we expect to move up. The Argentine economy to date has not had an adverse impact on us and, in fact, the increasing yields have helped our investment income. Clearly, Argentina has proved to be a good investment, and we're very happy with our management there.

     In the Philippines, we offer endowment life insurance products for education. The company is now wholly owned by our joint venture with Northwestern Mutual. We've bought out our local partner. That business continues to improve. We'll get, for the first time, satisfactory returns, we expect, this year and we're looking at other opportunities to expand it.


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     Overall, International business is still a relatively small investment, although it is delivering returns now that are - that are quite satisfactory.

     Our reinsurance business, Signet Star, is cutting back, as we've said, on its pro rata and property business. Keep in mind, it takes eight quarters for that business from the time you write it until the time it runs off. That is, you sign up for a piece of business that runs for the calendar year. The last business that you've reinsured is written on December 31. Then it takes a year for that business to run through. So it will take through the end of 2001 for that change to be fully implemented. It doesn't happen as quickly or -- as standard business. So you'll see that business come down.

     Our Facultative team, which is outstanding, has reported excellent results and continues to see a very strong market, and we are quite pleased with their results. Their volume was up for the year and it has been very strong in this year.

     Our Surety division is an outstanding team, also, and while they didn't have nearly as good a year as they had historically, compared to the industry, it was excellent; it was still profitable.

     Our new President in our Treaty business, Craig Johnson, is working on plans, and we expect to move forward. Our goal is to have a Treaty team that's of a caliber of our Facultative team, and we think that we're well on the way to that.

     We're excited about the reinsurance business and where we are and what we see. That doesn't mean we' re going to have fabulous results tomorrow. That's going to be a little slower turn. Although in the Facultative area, there are dramatic increases in prices and volume. That's been visible through the second half of last year and in January of this year.

     Our Alternative market business, which really specializes not only in service businesses but in worker's compensation-related entities, had improving results. We're seeing volume up substantially and improved underwriting results. Service fee income is up about 10 percent. We think that that will start to accelerate because there's a lead time from the time people start to be unhappy with their renewal prices and when they seek assistance in the alternative market. We think that's going to be a good opportunity for us, and we think the pricing in the worker's comp area will result in a good year. 2000 was an improvement over 1999; we expect that will continue.

     The Regional business is a story of determined price increases. Price increases started to be implemented 18 months ago. They were implemented unevenly; we didn't get them in at every company and every spot. Some of the companies didn't really start implementing them until 2000 in a very serious way. We now have a price-monitoring unit where we're overseeing not only price, but terms and conditions changes. We're very optimistic that we'll have a continued improvement in the regional business. In fact, we're starting to see volume up more than price increases, so that means policy counts going up slightly. It's the year where we expect pretty good returns from the Regional business and as we continue to focus on the middle market commercial lines, we think those results will continue to improve.


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     Our Specialty business is really where the opportunity is best in a tightening market. Volume is up; pricing is up. You still have some people who aren't out there charging as much as they need to, but slowly those are going by the wayside. Several have already disappeared, and there are others that will have no choice but to adjust their pricing levels. But we saw in the fourth quarter significant opportunities to increase our business and take advantage of the marketplace, and that's continued in January. I think that we would expect that as we move through 2001, the Specialty business will return to historic underwriting profitability, at least well on the way to that. So overall, we're pretty happy. We expect this year to be a good year. We're thinking that we can get a return that's approaching double digits. Volume in January and pricing was good. A month doesn't determine a year, but it's surely better to start with a good month than a bad one, and January seems to be indicative of a better start. We haven't gotten all our numbers in for January, so I'm basing it on the numbers we've seen to date.

     With that, Frank, do you want to turn it over to questions?

     OPERATOR: Yes, sir. Thank you. The question-and-answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press one, followed by four, on your pushbutton telephone. Should you wish to withdraw your question, please press one, followed by three. Your questions will be taken in the order they are received. Please stand by for your first questions, gentlemen.

     Our first question in queue comes from Mr. Charles Gates. Please state your affiliation, followed by your question, sir.

     CHARLES GATES: Good morning. I work for Credit Suisse First Boston. My question: Specific to the Specialty business, you said, "That's where the opportunity is best. Slowly, the market is changing." Would you elaborate on that answer, sir?

     WILLIAM BERKLEY: Sure, Charlie. I think that if you look back at what happened in 1985 to `87 was the best example. Specialty business grew from round numbers $50-60 million to over $200 million. I think as the market tightens up, what happens is more business that is marginal from the standard markets moves to the Specialty business, and real Specialty business gets priced substantially better as people who really don't understand the Specialty business abandon it. And, therefore, what generally happens is the number of units going into the Specialty market goes up, and at the same time, pricing in the Specialty market goes up. So you get a double benefit -- substantially increased prices and much more volume that has to find a home. So we would expect that we will get better margin in the Specialty business and substantially more volume. In fact, one of our concerns is how much volume is going to come in in the Specialty area. And almost the same thing is true of our Casualty Fac business. It's run by a guy named Jim McCleary, who's stayed the course and understands the business and, as he said, "This is the time you make all your money as this market tightens up and the volume increases, and you all of a sudden can get rational prices that make sense and give you the opportunity to make money."

     CHARLES GATES: Thank you.


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     OPERATOR: Once again, should anyone have a question, please press one, followed by four, on your pushbutton telephones. At this time, gentlemen, there are no further questions in queue.

     WILLIAM BERKLEY: All right, let me just sort of sum it up. I think that we're extremely enthusiastic about where things are in the business. There's no question about the price increases. There's a lot of leverage in our operating statement. Effectively, depending on how you measure it, every one-percent improvement in combined ratio comes out to be between 40 and 43 or 44 cents per share, and we think there's a lot of improvement there available for us, in addition to which that doesn't consider the benefits of the increased volume and investment income.

     We've gone a long time where we hoped to be optimistic. Now, we have reason to be optimistic. We think that 2001 will be a, as I say, a good year to a very good year, and we're highly confident that 2002 can be an extraordinary year. So with that, thank you all very much. Have a good day.

     OPERATOR: Ladies and gentlemen, that concludes the conference call for today. Thank you all for participating, and have a nice day. All parties may disconnect at this time.

                                  (End of Call)


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